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                                                                     EXHIBIT 4.7

                         WATERMARC FOOD MANAGEMENT CO.
                        11111 WILCREST GREEN, SUITE 350
                              HOUSTON, TEXAS 77042

                               Purchase Agreement

                     11% Convertible Subordinated Notes Due
                          June 30, 2002 (the "Notes")

                       Warrants to Purchase Common Stock
                                (the "Warrants")

                        (collectively the "Securities")

To:      The Purchasers of the
         above Securities listed in
         Schedule 1 hereto:

Gentlemen:

         WATERMARC FOOD MANAGEMENT CO., A TEXAS CORPORATION (THE "COMPANY"), IS OFFERING (THE "OFFERING") THE SECURITIES PURSUANT TO ITS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM DATED JUNE 1, 1997 (THE "MEMORANDUM") OF WHICH THIS PURCHASE AGREEMENT IS A PART. THE MEMORANDUM SHOULD BE REVIEWED CAREFULLY BY ALL PURCHASERS AS IT CONTAINS FURTHER TERMS, CONDITIONS AND DISCLOSURES RELATING TO THE SECURITIES IN ADDITION TO THOSE CONTAINED HEREIN WHICH TERMS, CONDITIONS AND DISCLOSURES ARE INCORPORATED HEREIN BY REFERENCE AND CONSTITUTE A PART OF THIS PURCHASE AGREEMENT AND MODIFY AND SUPPLEMENT THIS PURCHASE AGREEMENT IN CERTAIN RESPECTS.

         THE COMPANY HEREBY AGREES WITH YOU AS FOLLOWS:

         1. AUTHORIZATION OF NOTES AND WARRANTS. The Company will authorize the issuance and sale of up to $4,000,000 aggregate principal amount of its 11% Convertible Subordinated Notes due June 30, 2002 (the "Notes"). The Company will accept subscriptions to purchase a minimum of $25,000 of the Notes. Each Note issued hereunder will mature on June 30, 2002 (the "Maturity Date"), will bear interest on its unpaid principal balance at the rate of 11% per annum, with accrued and unpaid interest being payable quarterly on March 31, June 30, September 30, and December 31 each year, commencing on September 30, 1997. The principal balance of the Notes shall be payable based upon an equal quarterly amortization of unpaid principal due and owing as of June 30, 1999 which amount will be payable quarterly commencing on September 30, 1999 through the Maturity Date. The Notes will have the other terms and provisions as provided herein and in the form of Note attached hereto as Exhibit 1. For each $25,000 Note, the Company will issue warrants (the "Warrants") evidencing the right to purchase 2,500 shares of Common Stock, $.05 par value (the "Common Stock), of the Company, at $1.50 per share, such number of shares and the purchase price being subject to adjustment as provided in the Warrant. The Warrants will be in the form of the Warrant attached hereto as Exhibit 2. Certain capitalized terms used in this Agreement are defined in Section 14.

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        2.      PURCHASE AND SALE OF NOTES AND WARRANTS.  The Company will issue and sell to you and, subject to the terms and conditions of this Purchase Agreement (including the Form of Note, Form of Warrant and the Memorandum, collectively the "Agreement"), you will purchase from the Company, the principal amount of Notes and number of Warrants, specified opposite your name in the Schedule of Purchasers, in each case at the purchase price of 100% of the principal amount thereof.

        3. DELIVERY OF NOTES. All subscriptions for the Notes and Warrants will be accepted when received and the purchases will be deemed final and closed upon receipt and acceptance by the Company of an executed copy of this Agreement and Subscription Agreement, a copy of which was provided with the Company's Memorandum, along with payment of the applicable purchase price. The Company will deliver to you the Note or Notes to be purchased by you, subject to the provisions of this Section 3, in the form of one Note (or such greater number of Notes as you may request) and a Warrant in the form of a single Warrant (or such greater number of Warrants as you may request) to purchase the number of shares of the Company's Common Stock equal to 2,500 multiplied by the number of Notes you purchase, dated the date of issuance and registered in your name (or in the name of your nominee as indicated on the Schedule of Purchasers or otherwise made known in writing by you to the Company prior to the issuance thereof), against prior or, where applicable, simultaneous delivery by you to the Company, or its order, of immediately available funds in the amount of the purchase price therefor. The receipt and acceptance by the Company of subscriptions for Notes and Warrants and the issuance thereof are individually and collectively referred to as "subscription closings" or "closings", whether one or more.

        The closing, as necessary, will take place as subscriptions are received at any time or times prior to September 30, 1997, unless the Offering is extended by the Company at its sole discretion (the "Expiration Date").

        4. REPRESENTATIONS AND WARRANTS. The Company represents and warrants to you that:

                  4.1 ORGANIZATION, QUALIFICATIONS, STANDING, CAPITAL STOCK, SUBSIDIARIES, ETC. The Company and its material Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, have the corporate power to own their respective properties and to carry on their respective businesses as the same are now being conducted and are duly qualified to do business and are in good standing in each jurisdiction in which the character of the respective properties owned by them or the nature of their respective businesses makes such qualification necessary. The authorized capital stock of the Company consists of (a) 20,000,000 shares of common stock, $0.05 par value (the "Common Stock"), of which 13,670,847 shares were issued and outstanding at March 30, 1997, and (b) 5,000,000 shares of Preferred Stock, $1.00 par value, of which 329,540 shares of 9% Cumulative Convertible Preferred Stock were issued and outstanding at March 30, 1997. All of such outstanding shares have been validly issued, are fully paid and nonassessable. The Company has reserved approximately 3.4 million shares of such Common Stock for issuance pursuant to previously outstanding options, warrants, and convertible securities and has not reserved any shares of Common Stock for the conversion of the Notes and/or the exercise of the Warrants (collectively "Derivative Securities"). Except as stated in this
          Section 4.1 or as described in the Memorandum, the Company has not reserved any additional shares for issuance (except as expressly required by this Agreement). Except as noted above, there are not outstanding, nor is the Company subject to any formal agreement, arrangement, or understanding under which there may become outstanding, any option, warrant or other right to purchase or subscribe to, any Derivative Securities as of March 30, 1997. The Company has not reserved any shares of Common Stock underlying the Rights of Mr. Bombaywala to receive 7,500,000 shares of the Company's Common Stock as described in the Memorandum. The Company currently has an insufficient number of authorized shares of Common Stock for issuance as a result of the Rights and the Derivative Securities.


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        4.2     FINANCIAL STATEMENTS, SUBSEQUENT CHANGES, ETC.  The Memorandum
includes a number of reports filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act") including, but not limited to:

A-1 The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Form 10-K");
A-2 The Company's Current Reports on Form 8-K, dated May 15, 1997, as amended May 30, 1997;
A-3 The Company's Quarterly Reports on Form 10-Q, for the quarter ended September 29, 1996;
A-4 The Company's Quarterly Reports on Form 10-Q, for the quarter ended December 29, 1996;
A-5 The Company's Quarterly Reports on Form 10-Q, for the quarter ended March 30, 1997; and
A-6 Proxy Statement for the Annual Meeting of Shareholders of the Company held on December 13, 1996;

        The foregoing reports are collectively referred to as the "SEC Reports." The SEC Reports, copies of which have been furnished to you as exhibits to and part of the Memorandum, contain consolidated balance sheets and statements of operations, stockholder's equity and cash flow, including the notes thereto which have been audited through June 30, 1996 (the "Audited Financial Statements") and are unaudited for the three, six and nine month periods ended September 29, 1996, December 29, 1996, and March 30, 1997, respectively (the "Unaudited Financial Statements") (collectively the "Financial Statements").

        Subject to the assumptions and qualifications contained therein, and the additional financial disclosures and risk factors contained in the Memorandum, all of the Financial Statements fairly present the financial condition of the Company and its consolidated Subsidiaries at the respective dates of said balance sheets and the results of operations of the Company and its consolidated Subsidiaries for the respective periods covered thereby. To the best knowledge of the Company, such Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). To the best knowledge of the Company, there were no material liabilities, direct or indirect, fixed or contingent, of the Company and its consolidated Subsidiaries (on a consolidated basis) as of the respective dates of such balance sheets which are not reflected therein or in the notes thereto or in the Memorandum.

        4.3 OTHER INFORMATION AS TO THE COMPANY. The Memorandum, together with the Exhibits thereto and the documents incorporated by reference therein (collectively the "Memorandum"), does not contain any misstatement of a material fact or omit to state any material fact necessary to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that with respect to all projections and estimates furnished to you or statements or assumptions regarding future events, plans, contingencies, trends, circumstances, intentions, proposals or other forward looking statements (the "Forward Looking Statements"), the Company represents and warrants only that the same were based, to the best of its knowledge, upon reasonable assumptions and that nothing has occurred or, to the best of the Company's knowledge, may occur, which has caused or may cause any Forward Looking Statement to be or to become inaccurate in any material adverse respect as of the date hereof or if anything has so occurred, the Company may furnish to you a revised statement. In the event the Company has furnished to you information which corrects information previously furnished, the information last furnished is deemed to govern for purposes of this Section 4.3. The Company has no obligation to update the Memorandum or any Forward Looking Statement during the Offering or before or after any subscription.



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     4.4  Due Authorization and  Compliance with Other Instruments.  This
Agreement is, and the Notes when executed and delivered will be, valid and legally binding obligations of the Company and the Notes will be entitled to the benefits of this Agreement. The shares of Common Stock issuable upon exercise of the Warrants or conversion of the Notes hereunder have been duly authorized and when issued will be validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon the exercise of the Warrants or the conversion of the Notes have been authorized, are not subject to any preemptive or similar rights on the part of holders of shares of capital stock of the Company, and upon such exercise or conversion, will be validly issued, fully paid and nonassessable. The Company does not have sufficient authorized shares of Common Stock at this time for issuance upon exercise of the Warrants and/or conversion of the Notes.

     4.5 Offering of the Securities. Neither the Company nor anyone authorized to act on its behalf has or will directly or indirectly sell or offer the Securities or any part thereof or any similar securities to, or solicit any offer to buy any thereof from, any Person so as to bring the issue and sale of the Notes within the provisions of Section 5 of the Securities Act.

5.   REDEMPTION OF NOTES.

     5.1 Optional. The Company at its option may redeem, without penalty, all or any portion of the outstanding principal of the Notes at any time, such redemption to be accompanied by payment of all interest accrued and unpaid on the principal being redeemed with each holder of the Notes being entitled to a premium equal to 3% of the outstanding principal balance of the Notes redeemed prior to June 30, 1998, which premium will be reduced by 1% for each year that the Notes remain outstanding until June 30, 2000 when no premium will be paid if the Notes are redeemed subsequent to such date. The right of the Company to redeem the Notes pursuant to this Section 5.1 shall also be subject to the Company having fully complied with the procedures set forth in Section 5.2 below.

     5.2 Notice of Redemption, Etc. Notice of redemption shall be mailed to the holders of the Notes not less than twenty (20) nor more than sixty (60) days prior to the date fixed for redemption at its last address as it appears upon the records of the Company. If the Notes are redeemed in part, the Company shall, without charge to the holder or holders hereof, either (1) execute and deliver to the holder or holders a like Note for the unredeemed balance of the principal amount thereof, or (2) make note thereon of the principal amount called for redemption and redeemed, upon surrender of the Notes at the office of the Company. Following the date fixed for redemption, interest shall be payable only on the portion of the Notes not called for redemption.

6.   CONDITIONS PRECEDENT

     6.1 Purchase Obligations. Your obligation to purchase from the Company the principal amount of Notes specified opposite your name in the Schedule of Purchasers shall be subject to the following conditions precedent:

(a) Representations and Defaults. The representations and warranties made by the Company herein shall be true on and as of the date the Note is issued with the same effects as if they had been made on and as of said date (except as to any changes resulting from transactions expressly reflected herein or contemplated hereby including the Memorandum) and no Event of Default as defined in Section 11 hereof, nor any condition or event which, after notice or lapse of time, or both, would constitute such an Event of Default, shall exist.

(b) Documents. All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated by the Company prior to acceptance of a subscription to purchase the Notes, and all documents incident thereto, shall be delivered to you (including the Note and Warrant) within ten (10) business days from acceptance of your subscription.



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     (c)  No Material Adverse Change. As of the date of this Agreement, no change has occurred in the business or financial condition of the Company or any of its Subsidiaries that would have a Material Adverse Change in the sole discretion of the Company and excluding all events and risk factors described in the Memorandum.

     7. COVENANTS OF THE COMPANY. The Company covenants and agrees that, so long as any of the Notes are outstanding it will comply with the following provisions, subject to the provisions of Section 16 hereof:

          7.1 Use of Proceeds. The proceeds (net of costs directly related to the preparation and negotiation of this Agreement and the offering and sale of the Notes) derived from the sale of the Notes will be used (I) to repay the Company's Subordinated Notes due on July 31, 1997 (the "July Subordinated Notes") and, subject to payment of the Subordinated Notes,
     (ii) to fund capital improvements to the Company's Marco's Mexican Restaurants and for general working capital purposes.

          7.2 Payment of Principal and Interest. The Company will make all payments of principal of and interest on the Notes at the time the same shall become due thereunder or hereunder.

          7.3 Notice of Default. The Company will promptly notify you upon the occurrence of any Event of Default hereunder (or the occurrence of any event or existence of any condition which with notice or lapse of time, or both, might become an Event of Default) or any event of default under any instrument evidencing or pursuant to which there shall be issued any indebtedness of the Company or Subsidiary for borrowed money.

          7.4 Covenant to Provide Security. The Company hereby grants the holders of the Notes a security interest in all of the outstanding common stock (the "Marco's Stock") of Marco's Mexican Restaurants, Inc., a Texas corporation and a wholly-owned subsidiary of the Company ("Marco's"). The Marco's Stock is currently subject to a security agreement and pledge in favor of the holders of the Company's 12% Subordinated Notes due July 31, 1997, in the principal amount of $3,000,000. Prior to payment of the July Subordinated Notes in full the holders thereof shall have a prior, perfected security interest and lien on the Marco's Stock and the lien granted hereunder is subject to the rights of the holders of the July Subordinated Notes. Upon payment of the July Subordinated Notes (if the Offering is completed as described in the Memorandum), the Company will execute and deliver a definitive pledge and security agreement (the "Pledge Agreement") providing for the delivery, possession and pledge of the Marco's Stock as security for the Notes with and to an independent third party who shall serve as the agent and representative of the holders of the Notes pursuant to the Pledge Agreement (the "Agent") and the Agent shall have the right, responsibilities and duties provided for therein and herein with respect to the Marco's Stock and the enforcement of the rights of the holders of the Notes under this Purchase Agreement, the Notes and the Pledge Agreement and shall hold, protect and preserve the security interest in the Marco's Stock granted herein and therein. The holders of the Notes hereby agree and appoint the Agent as their agent, representative, attorney and designee to act on their behalf pursuant to the terms of the Note, this Purchase Agreement and the Pledge Agreement, and hereby grant to such Agent the power of attorney to enforce all rights of the holders of the Notes with respect to the Marco's Stock and their security interest therein. The Pledge Agreement shall contain customary and standard terms and conditions utilized in commercial pledge and security agreements. The Agent shall be obligated to protect and defend the rights of the holders of the Notes with respect to the Marco's Stock and may take and is hereby authorized by the Company and the holders of the Notes to take any and all actions on behalf of, and as attorney for, the holders of the Notes, and the Agent is authorized to execute any and all documents, agreements, instruments, certificates and filings to protect the rights of the holders of the Notes, subject to the right of the holders of 51% of the principal amount of the Notes (excluding any principal amount held by Mr. Bombaywala) to modify the Pledge Agreement, change or terminate the Agent or direct the Agent to take or not to take any action.



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        8.      PAYMENT, REGISTRATION AND TRANSFER OF NOTES. The Company will promptly and punctually pay the interest on the Notes held by you without any presentment thereof and without any notation of such payment being made thereon; and the Company will pay all amounts payable to you in respect of principal and interest on the Notes to you or your nominees at the address specified in schedule 1, or at such other place as you may from time to time designate in writing. The Company agrees to maintain an office (or to appoint an agent having an office) in Houston, Texas, or such other city as the Company may designate by notice in writing to you, at which Notes may be surrendered for transfer and reissuance, for exchange, replacement, conversion or cancellation. The Company shall keep or cause to be kept, at the office or agency so maintained, a register or registers in which the Company or its agent shall register the names and addresses of the holders of the Notes and shall transfer registered Notes in accordance with this Agreement. Upon surrender for transfer of any registered Note duly assigned by the registered holder (or its duly authorized attorney) to the transferee(s) thereof and subject to satisfaction of the requirements set forth in Section 13.4 hereof, the Company shall execute and deliver a new registered Note (or Notes in appropriately subdivided denominations of principal), dated the most recent date to which interest shall have been paid on the surrendered Note, in an equal principal amount with notation of payments of principal made thereon, or in a principal amount equal to the original principal amount as reduced by payments of principal theretofore made on the Note surrendered, in the name of, and payable to the order of, the transferee(s) thereof. No service charge shall be assessed for any transfer, registration, reissuance, exchange, conversion, or notation of payment hereunder.

        9. SUBORDINATION OF NOTES. The Company covenants and agrees and each holder of any Note, by acceptance thereof, likewise covenants and agrees that the payment of the principal of and interest on the Notes shall be subordinated in accordance with the provisions of this Section 9, and each Person holding any Notes, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound hereby.

                9.1 Subordination to Senior Indebtedness. The indebtedness evidenced by, and payment of the principal of and interest on, the Notes shall be subordinated and subject in right of payment to the extent and in the manner set forth in this Section 9 to the prior payment in full of all Senior Indebtedness.

                9.2 No Payment of Notes in Certain Events. No part of the Notes shall have any claim to the assets of the company on a parity with or prior to the claim of the Senior Indebtedness which includes the July Subordinated Notes. In the event and during the continuation of a Senior Indebtedness Default, no payment of principal or interest shall be made on the Notes unless and until such Senior Indebtedness Default shall have been waived or remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment, any Senior Indebtedness Default would exist; provided, that with respect to a Senior Indebtedness Default other than a default in the payment of principal (including mandatory prepayments) or of sinking fund installments, if any, with respect to, fees in respect of or interest on, Senior Indebtedness, nothing in this Section 9.2 shall prevent any regularly scheduled payment of principal or interest for a period longer than the longer of (i) 90 days of (ii) any period during which a Senior Indebtedness Default so exists or has been declared due and payable in its entirety and such acceleration has not been rescinded or annulled or such Senior Indebtedness has not been paid in full.

                9.3 Priority of Payment of Senior Indebtedness in Certain Events. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to creditors, upon any dissolution or winding up or total or partial liquidation or reorganization of the company, whether voluntary or involuntary, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership, reorganization or other proceedings, all Senior Indebtedness shall first be paid in full or provision for the payment thereof (subject to the power of a court of competent jurisdiction to make other equitable provision), shall be made before the holders of the Notes shall be entitled to retain any assets so paid or distributed in respect thereof (for principal or interest); and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to which the holders of the Notes would be entitled, except for these provisions, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent, or other Person making such payment or distribution, or by the holders of the Notes if received by them, directly to the holders of Senior Indebtedness (pro rata to each





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holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of the Notes.

        9.4 Payments Due Holders of Senior Indebtedness. In the event that any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, which, by virtue of the provisions of Sections 9.2 or 9.3 should not be paid to the holders of the Notes, shall nevertheless be received by the holders of the Notes before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, or to a bank or trust Company having a combined capital and surplus of not less than $10,000,000 which is in good standing and has its principal office in the State of Texas, to be held in escrow, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Indebtedness.

        9.5 Notice of Acceleration. The holders of the Notes agree to give the holders of Senior Indebtedness notice in writing 20 days prior to declaring the unpaid principal amount of the Notes immediately due and payable pursuant to the provisions of Section 11.

        9.6 Enforcement, Subrogation, Etc. The foregoing subordination provisions shall be for the benefit of the present and future holders of the Senior Indebtedness and may be enforced directly by such holders against the holders of the Notes. Upon any payment or distribution of assets of the Company referred to in Section 9.3, the holder of a Note shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, the Company, any agent or other Person making such payment or distribution, delivered to the holder of a Note for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or to the provisions of this Section 9. Subject to the payment in full of all Senior Indebtedness, the holders of the Notes together and pro rata with the holders of any other indebtedness of the Company (which is subordinate in right of payment to the payment of other indebtedness of the Company, but is not subordinate in right of payment to the Notes and by its terms grants the right of subrogation to the holders thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company made on the Senior Indebtedness until the principal of and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property, or securities to which the holders of the Notes would be entitled except for these provisions shall, as between the Company, its creditors, other than the holders of Senior Indebtedness, and the holders of the Notes, be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that these provisions are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of Senior Indebtedness, on the other hand.

        9.7 Obligations Unimpaired. Nothing contained in this Section 9 is intended to or shall impair as between the Company, its creditors, other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of the Company, which shall be absolute and unconditional, to pay to the holders of the Notes the principal of and premium, if any, and interest on the Notes, as and when the same will become due and payable in accordance with the terms thereof, or to affect the relative rights of the holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the holder of any Note from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights, if any, under this Section 9 of the holders of Senior Indebtedness in respect of any required notice of the exercise of any such remedy or right, or





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     property, or securities of the Company received upon the exercise of any such remedy. Each holder of the Notes by his acceptance thereof shall be deemed to acknowledge and agree that the subordination provisions of this
     Section 9 are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, such Senior Indebtedness, and each holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

     10. SUBSTITUTION OF NOTES. Upon receipt by the Company of satisfactory evidence of the loss, theft, destruction, or mutilation of any Note, and of satisfactory indemnity (which, in the case of any original purchaser of the Notes, shall be a contractual obligation of such purchaser) and upon surrender, at the office or agency maintained in accordance with Section 8 hereof, and cancellation of any Note, if mutilated, the Company will execute and deliver a new Note of like tenor, in lieu of such Note, dated the most recent date to which interest on such Note shall have been paid.

     11. EVENTS OF DEFAULT. If any one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a) except and subject to the provisions of Section 9.2, default shall be made in the payment of principal of any of the Notes when due and payable, either at maturity or at a date fixed for prepayment or by acceleration or otherwise;

          (b) except and subject to the provisions of Section 9.2, default shall be made in the payment of interest on the Notes when the same becomes due and payable and the default continues for a period of 10 days;

          (c) default shall be made in the due performance of observance of any other material covenant, agreement, or provision herein to be performed or observed by the Company or a breach shall exist in any material representation or warranty herein contained, and such default or breach is material and shall have continued for a period of 30 days after written notice thereof to the Company from any holder or holders of Notes aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding; provided, however, that if any such default or breach shall be such that it cannot be cured or corrected within such 30-day period, such period shall be extended for such additional period of time (not exceeding 30 days) as shall be necessary to effect such cure or correction if curative or corrective action is instituted within said 30-day period and thereafter diligently pursued;

          (d) the Company or any material Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of the Company or such Subsidiary or any of its assets, (ii) make a general assignment for the benefit of creditors, (iii) be adjudicated a bankrupt or insolvent or (iv) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, moratorium, dissolution, liquidation, or debtor relief law, or any chapter of any such law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or chapter, or corporate action shall be taken by the Company or such material Subsidiary for the purpose of effecting any of the foregoing; or an order, judgment, or decree shall be entered, without the application, approval, or consent of the Company, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company or such material Subsidiary or of all or a substantial part of the assets of the Company or such material Subsidiary;

          (e) default shall occur with respect to any other indebtedness for borrowed money of the Company or any Subsidiary or under any agreement under which such indebtedness may be issued by the Company or any material Subsidiary and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of all such indebtedness for which such default shall have occurred exceeds $2,000,000 and, if not already matured in accordance with its terms, such default shall result in acceleration of the maturity of such indebtedness; provided, however, that if such default shall be remedied or cured by the Company or a Subsidiary, or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured, or waived without further action upon the part of and holders of the Notes; or

          (f) final judgment for the payment in excess of $1,000,000 shall be rendered against the Company or any material Subsidiary and the same shall remain undischarged for a period of 90 days during which execution shall not be effectively stayed by appeal, posting of a bond, or agreement of the parties thereto;

then and in each and every such case the holders of Notes aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding may by notice in writing to the Company declare the unpaid principal of the Notes, with accrued interest and the premium chargeable thereon as though payment hereunder were a redemption under Section 5.1, to be forthwith due and payable and thereupon such principal, premium, if any, and interest shall be due and payable without presentment, protest, or further demand or notice of any kind, all of which are hereby expressly waived.

     This Section 11, however, is subject to the condition that, if at any time after the principal of the Notes shall have become so due and payable, and before any judgment or decree for the payment of the monies so due, or any thereof, shall be entered and if all arrears of interest upon the Notes and all other sums payable under the Notes (except the principal of and premium on the Notes which solely by reason of such declaration shall have become payable) shall have been duly paid, then and in every such case the holders of Notes aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding may, by written notice to the Company, either temporarily suspend or permanently rescind and annul such declaration and its consequences; but no such suspension or rescission and annulment shall extend to or affect any prior, concurrent, or subsequent default or Event of Default (other than the ones identified by the holders of the Notes declaring them due as the ones upon which such declaration was based) or impair any right consequent thereon.

     Notwithstanding anything to the contrary herein, if default shall be made in the payment of any principal of, or interest on, any Note when and as the same shall become due and payable, either at maturity or at a date scheduled for redemption (but not merely by virtue of any acceleration pursuant to the foregoing provisions of this Section 11), the holder of such Note may by notice in writing to the Company declare the unpaid principal of such Note, with accrued interest, to be forthwith due and payable and thereupon such principal and interest shall be due and payable without presentment, protest, or further demand or notice of any kind, all of which are hereby expressly waived.

     If any holder of a Note shall demand payment thereof or take any other action (of which the Company has actual knowledge) in respect of an Event of Default, the Company will forthwith give written notice thereof, specifying such action and the nature of such event, to each holder of record of the Notes then outstanding. The Company will also give prompt written notice to each holder of record of the Notes at the time outstanding of any written notice of suspension, rescission, or annulment given to it as aforesaid.

     The Company covenants, that if default be made in any payment of principal of or interest on any Note, it will pay to the holder thereof such further amount as shall be sufficient to cover the cost and expense of collection, including, without limitation, court costs and reasonable compensation to the attorneys and counsel of the holder for all services rendered in connection therewith.

        No course of dealing between the Company and any holder of a Note or any delay on the part of the holder of a Note in exercising any rights thereunder or hereunder shall operate as a waiver of any rights of any such holder.

        12.     CONVERSION OF NOTES.

                12.1 Voluntary Conversion. The holders of the Notes will be entitled at any time prior to the close of business on the Maturity Date, subject to redemption of the Notes by the Company, to convert the entire principal amount and accrued interest due and owing thereunder into shares of the Common Stock at the conversion price of $1.50 of principal and accrued interest for one share of Common Stock.

                12.2 Fractional Shares. In lieu of issuing any fraction of a share upon the conversion of the Notes, the Company shall pay to the holder thereof, for any fraction of a share otherwise issuable upon conversion, cash equal to the same fraction of the closing bid price (or last sales prices) of the Common Stock as quoted on the Nasdaq Small Cap Market (or any over-the-counter market or exchange) on the trading day preceding the date of conversion.

                12.3 Adjustment of Conversion Price. The conversion price is subject to adjustment if the Company at any time pays to the holders of its Common Stock a dividend in Common Stock and the number of shares of Common Stock issuable upon the conversion of the Notes shall be proportionately increased, effective as of the close of business on the Record Date for determination of the holders of the Common Stock entitled to the dividend.

                If the Company at any time subdivides or combines in a larger or smaller number of shares its outstanding shares of Common Stock, then the number of shares of Common Stock issuable upon the conversion of the Notes shall be proportionately increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

                In the Case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into any other entity, any merger of any entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), any sales or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property, then provision shall be made such that the holders of the Notes shall have the right thereafter, during the period that the shares shall be convertible, to convert the shares only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which the Notes might be converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

                12.4 Mandatory Conversion. The Notes are subject to mandatory conversion, either in whole or in part, at the option of the Company, upon 30 days written notice, if at any time the closing bid price or last sales price, as the case may be, of the Common Stock as quoted on the Nasdaq Small Cap Market (or any exchange or over-the-counter market) for a period of twenty (20) consecutive trading days ending within fifteen (15) days of the date on which notice of conversion is given exceeds $4.50 per share. Upon a mandatory conversion of the Notes by the Company, such Notes shall be converted into shares of Common Stock at the conversion ratio of $1.50 of principal and accrued interest for one share of Common Stock. All of the provisions with respect to conversion rights generally, including but not limited to the adjustment of the conversion rate in certain events, shall be applicable hereto in the event the Company exercises its option to cause a mandatory conversion of the Notes.

13.     SECURITIES ACT.

        13.1 Investment Intent, Etc. Each of you and each other Person who has been designated by you as a registered holder to whom Notes will be initially issued, by acceptance of such Notes, represent and in making this sale it is specifically understood and agreed that you and each such other Person are acquiring the Notes to be purchased for your, or such Person's, own account, or for the account of one or more trusts which you, or such Person, manage, and not with a view to or for sale in connection with any distribution thereof, provided that the disposition of your, or such Person's property shall at all times be and remain within your, or such Person's, control.

        13.2 Restrictions on Transferability. The Notes shall not be transferable except upon the conditions specified in this Section 13, which conditions are intended to ensure compliance with the provisions of the Securities Act in respect to the transfer of any Note.

        13.3 Restrictive Legends. Each Note shall (unless otherwise permitted by the provisions of Section 13.4 hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

        "This Note has not been registered under the Securities Act of 1933, as amended, and is transferable only upon the conditions specified in the Purchase Agreement referred to herein."

        Each certificate of Common Stock issued upon conversion of the Notes pursuant to Section 12 hereof and each certificate for Common Stock issued to a subsequent transferee shall (unless otherwise permitted by the provisions of Section 13.4 hereof) be stamped or otherwise imprinted with a legend in substantially the following form:

                "The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. The shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

                13.4    Notice of Proposed Transfers.

                (a) Except as otherwise provided in paragraph (b) of this
        Section 13.4 prior to any transfer or attempted transfer of any Restricted Note or Restricted Common Stock, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by an opinion of counsel for such holder satisfactory to the Company, to the effect that such transfer may be affected without registration of such Restricted Note or Restricted Common Stock, as the case may be, under the Securities Act. If such notice is accompanied by such an opinion, such holder shall be entitled to transfer such security in conformity with the terms of such notice, and if the opinion of counsel so specifies, the securities issued upon such transfer shall not bear the restrictive legend set forth in section 13.3.

                (b) The procedures set forth in paragraph (a) of this Section
        13.4 shall not apply to any transfer by you (or a transferee pursuant to this paragraph (b) of any Restricted Note or Restricted Common Stock to any of your Subsidiaries or Affiliates; provided, however, that at the time of such transfer the transferee shall execute and deliver to the Company an "Investment Letter" containing substantially the representations provided in Section 13.1 hereof with respect to the Notes or Common Stock which are the subject of such transfer and its agreement to be bound by the provisions of this Section 13. Notes or Common Stock issued upon such transfer shall bear the appropriate restrictive legend set forth in Section 13.3 hereof.

     13.5 Required Registration. The Company shall use its best efforts to effect, upon demand made by the holders of at least 51% of the number of shares of Common Stock issued or issuable upon conversion of the Notes issued in the Offering or upon exercise of the Warrants, the registration under the Securities Act of all shares of Restricted Common Stock issued or issuable upon such conversion or exercise and held by you and/or any other holder or holders of shares of Restricted Common Stock (the holders of Restricted Common Stock are sometimes referred to herein, as the "Eligible Holders") on a form appropriate for the registration of the Restricted Common Stock in accordance with the intended method of disposition of the Eligible Holders; provided, however, that (i) if the Company is engaged in negotiations in respect of a merger, acquisition, combination or other business opportunity or has filed, or proposes to file, a registration statement under the Securities Act covering shares of Common Stock or other securities for sale by the Company and in the good faith judgment of the Board of Directors of the Company such transaction would be adversely affected by such registration, the Company shall be entitled to postpone the filing but, in no event for a period not to exceed 180 days and
(ii) at the time demand is made, the conversion price or exercise price is equal to or less than the average of the closing bid price (or the last sales price) of a share of Common Stock as quoted on the Nasdaq SmallCap Market or any exchange or over-the-counter market in which trading in the Common Stock is then reported for any period of ten (10) conservative trading days during the 90 days preceding the date demand is made.

     13.6 Incidental Registration. If the Company at any time proposes to register any of its Common Stock under the Securities Act (on a form available for the registration of Restricted Common Stock by the holders thereof other than a registration on Form S-8, or any successor or similar forms or a shelf registration under Rule 415 for the sole purpose of registering shares to be issued in connection with acquisitions), it will at each such time give written notice to the Eligible Holders of its intention so to do and, upon written request given by the Eligible Holders within 30 days after receipt of any such notice (which request shall state the intended method of disposition of such securities by such Eligible Holder), the Company will use its best efforts to cause all or any Restricted Common Stock held by such Eligible Holder or which such Eligible Holder is then entitled to acquire to be registered so as to permit the sale or other disposition (in accordance with the intended methods thereof), as aforesaid by such Eligible Holder, provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of such other securities originally proposed to be registered. If an offering pursuant to this Section 13.6 is to be made through underwriters, the managing underwriter may, if in its reasonable opinion marketing factors so require, limit (pro rata according to the market value of securities proposed to be registered by each Eligible Holder) the number of (or eliminate entirely from the offering all of the) securities which Eligible Holders may register pursuant to this Section 13.6.

     13.7 Registration Procedures. If and whenever the Company is required by the provisions of Section 13.5 or 13.6 to use its best efforts to effect the registration of any of its securities under the Securities Act, the Company will, as promptly as possible:

          (a) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become effective and, in the case of a registration required by Section 13.5, to remain effective for a period of two years after the effective date of registration, or such shorter period that terminates on the earlier or (i) a date specified by a majority of the Eligible Holders (by number of shares) of the securities covered by the registration statement or (ii) the date all the securities covered by the statement have been sold or withdrawn, but in no case prior to the 90-day period referred to in Rule 174 under the Securities Act;

          (b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the requirements of the Securities Act, and the rules and regulations promulgated by the Commission thereunder relating to the sale or other disposition of the securities covered by such registration statement;

     (c) furnish to each Eligible Holder selling securities in such offering such numbers of copies of a prospectus, including a preliminary prospectus, complying with the requirements of the Securities Act, and such other documents as such Eligible Holder may reasonably request in order to facilitate the public sale or other disposition of the securities owned by such Eligible Holder; and

     (d) use its best efforts to register or qualify the securities covered by such registration statement under the securities or blue sky laws of such states as each Eligible Holder selling securities in such offering shall request, and do any and all such other acts and things as may be necessary or advisable to enable such Eligible Holder to consummate the public sale or other disposition in such jurisdictions of the securities owned by you; provided, however, that the Company shall not be obligated to register or qualify such securities in any jurisdiction in which such registration or qualification would require the Company to qualify as a foreign corporation or file any general consent to service of process where it is not so qualified or has not theretofore so consented.

     13.8  Expenses; Conditions Precedent.  Except as provided below in this
Section 13.8, all expenses incurred by the Company or any holder of Restricted Common Stock in connection with action taken by the Company to comply with this
Section 13, including, without limitation, all registration and filing fees, printing expenses, accounting fees, fees and disbursements of counsel and other experts, premiums for liability insurance obtained in connection with a registration statement filed to effect such compliance, the expenses (including counsel fees) of complying with securities or blue sky laws, and the fees and disbursements of a single counsel retained by the Eligible Holders of more than 75% of the securities being offered, shall be paid by the Company. The Company shall not be obligated in any way in connection with any registration pursuant to this Section 13 for any underwriting discounts or commissions payable by any Eligible Holder to any underwriter of securities to be sold by such Eligible Holder. It shall be a condition precedent to the obligation of the Company to take any action under Section 13.5 that the Company shall receive an undertaking satisfactory to it from each Eligible Holder of securities registered or to be registered as herein provided to pay all expenses required to be borne by such Eligible Holder and to furnish or cause to be furnished to the Company specifically for use in preparation of the registration statement and prospectus written information concerning the securities held by such Eligible Holder and also concerning any underwriter of such securities and the intended method of disposition thereof as the Company shall reasonably request and as may be required in connection with the action to be taken by the Company hereunder.

     13.9 Company Indemnification. In the event of any registration of any securities under the Securities Act pursuant to this Section 13, the Company will indemnify and hold harmless each offering Eligible Holder, each underwriter of such securities and each other Person, if any, who controls such Eligible Holder, or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which such Eligible Holder, such underwriter or such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or restatement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such Eligible Holder, such underwriter and each such controlling Person for any legal and any other expenses reasonably incurred by such Eligible Holder, such underwriter, or such controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or an untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, or said prospectus or said amendment or supplement in reliance upon and in conformity written information furnished to the Company through an instrument duly executed by such Eligible Holder or such underwriter specifically for use in the preparation thereof.

        13.10 Your Indemnification. In the event of any registration of any securities under the Securities Act pursuant to this Section 13, such Eligible Holder will (or will furnish the written undertaking of such other controlling Person or Persons as shall be acceptable to the Company to) indemnify and hold harmless the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, or liabilities, joint or several, to which the Company or such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said registration statement, said preliminary prospectus, or said prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such Eligible Holder or any underwriter of such Eligible Holder's securities specifically for use in the preparation thereof, and such Eligible Holder will (or will furnish the written undertaking of such other Person or Persons as shall be acceptable to the Company to) reimburse the Company and each such controlling Person for any legal and any other expenses reasonably incurred by the Company or such controlling Person in connection with investigation or defending any such loss, claim, damage, or liability or action.

        13.11 Conduct of Litigation; Procedure. If an action is brought against any Person entitled to indemnification under Section 13.9 or 13.10 above (the "Indemnitee"), the Indemnitee shall promptly notify the Person or Persons obligated to indemnify the Indemnitee (whether one or more, the "Indemnitor") of such action and the Indemnitor shall assume the defense of such action, including the employment of counsel, reasonably satisfactory to Indemnitee, and the payment of all court costs and other expenses. The Indemnitee shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the Indemnitee's expense unless the Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnitor (in which case the Indemnitor shall not have the right to direct the defense of such action on behalf of Indemnitee), in any of which events such fees and expenses shall be borne by the Indemnitor. Notwithstanding anything to the contrary in this Section 13.11, the Indemnitor shall not be liable for any settlement of any claim or action effected without its written consent. The Company covenants and agrees that it will not settle any action against it involving possible claims against an Indemnitee without also using its best efforts to settle the action against such Indemnitee.

        13.12   Termination of Restrictions. The restrictions imposed by this
Section 13 upon the transferability of the Restricted Notes and the Restricted Common Stock, shall cease and terminate as to any particular Restricted Note or share of Restricted Common Stock when such Note or share shall have been effectively registered under the Securities Act and disposed of by the Holder thereof in accordance with the method of disposition described in the registration statement or when opinions of counsel shall have been given pursuant to Section 13.4 hereof to the effect that the legend set forth in
Section 13.3 hereof is not required. Whenever the restrictions imposed by this
Section 13 shall terminate, as hereinabove provided, the holder of any Restricted Note or Restricted Common Stock as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense, a new

        Note or stock certificate not bearing the restrictive legend set forth in Section 13.3 hereof and not containing any other reference to the restrictions imposed by this Section 13.

                13.13 Transfer of Your Rights. Your rights under this Section 13 shall inure to the benefit of all Persons who shall at any time be the holders of Restricted Notes or Restricted Common Stock originally purchased by you hereunder, pro rata in accordance with their respective interests and each such holder, by such holder's acceptance of such Restricted Note or Restricted Common Stock, as the case may be, agrees to be and shall be deemed to be bound by all of your covenants set forth in this Section 13, to the extent that such covenants are applicable to such holder's Restricted Notes or Restricted Common Stock.

14.     DEFINITIONS.

        "AFFILIATES" of any Person shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise. Each director, executive officer, and holder of 5% or more of and class of the outstanding voting securities of the Company shall be deemed to be an "Affiliate" of the Company.

        "BUSINESS DAY" shall mean any day that the NASDAQ system (or other exchange or market on which the Company's securities are traded) is open for trading.

        "COMMISSION" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

        "ELIGIBLE HOLDER" shall have the meaning given such term in Section
13.5 hereof.

        "EVENT OF DEFAULT" shall have the meaning given such term in Section 11 hereof.

        "FORM 10-K" shall mean the Company's Annual Report Pursuant to Section 12 or Section 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended June 30, 1996.

        "FORM 10-Q" shall mean the Company's Quarterly Report Pursuant to
Section 12 or 15(d) of the Securities Exchange Act of 1934 for the fiscal quarters ended September 29, 1996, December 29, 1996 and March 31, 1997, respectively.

        "MATERIAL ADVERSE CHANGE" shall mean any single circumstance or event (or series of circumstances or events) having a Material Adverse Effect.

        "MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the financial condition or business operations of the Company and any of its Subsidiaries on a consolidated basis, excluding, however, all Forward Looking Statements and the specific and general risk factors disclosed in the Memorandum and the occurrence, results of consequences with respect thereto.

        "NASDAQ" shall mean the National Association of Securities Dealers Automatic Quotation system.

        "PERSON" shall mean and include an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a government or any department or agency thereof, and any other entity.

        "RESTRICTED NOTE" shall mean any Note bearing the restrictive legend set forth in Section 13.3 hereof.

     "RESTRICTED COMMON STOCK" shall mean shares of Common Stock on conversion of the Notes or exercise of the Warrants issued pursuant to this Agreement and evidenced by a certificate bearing the restrictive legend set forth in Section
13.3 hereof.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "SENIOR INDEBTEDNESS" shall mean the principal of (and premium, if any), unpaid interest on, and any fees, expenses or other amounts or reimbursement obligations on letters of credit in respect of, the following, whether presently outstanding or hereafter incurred (a) all indebtedness (including indebtedness of others guaranteed by the Company), whether outstanding on the date hereof or thereafter created, incurred, assumed or guaranteed, of the Company which is borrowed from and owed to any bank, insurance company, savings and loan association, commercial finance company, commercial institution or pension or profit sharing trust which makes loans or investments as a part of its regular business, (b) the Company's 5-Year 9% Convertible Subordinated Debentures due March 31, 1999, (c) the Company's 12% Subordinated Notes due July 31, 1997, and (d) renewals, extensions, modifications and refunding of any such indebtedness. Notwithstanding anything to the contrary in this Agreement. "Senior Indebtedness" shall not include (A) any indebtedness of the types referred to in clauses (a) through (d) in the preceding sentence if the terms of the instrument provide that such indebtedness is not senior in right of payment to the payment of principal of and interest on the Notes, (B) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Notes, (C) any indebtedness of the Company to any Affiliate, and (D) any account payable created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services or any obligation of the Company to any Affiliate. The exclusion of any indebtedness from the definition of Senior Indebtedness is not intended and shall not be deemed to limit the ability of the Company to grant any holder or guarantor, which holder or guarantor may be an Affiliate, of indebtedness of the Company a lien on or security interest in any assets of the Company to secure the obligation or indebtedness of the Company to such person. Notwithstanding anything to the contrary herein, it is intended that the Notes be secured by 100% of the outstanding stock (the "Marco's Stock") of Marco's Mexican Restaurants, Inc., a Texas corporation and wholly-owned subsidiary of the Company ("Marco's"), subject to such stock being released as security on the full payment of the July Subordinated Notes as described in the Memorandum. The holders of the Notes shall be entitled to the security afforded by a pledge of the Marco's Stock and the receipt by the holders of the Notes of such security and the sale thereof upon an Event of Default which results in the payment or satisfaction of whole or in part of the Notes shall not be subject to the payment or preferential rights of holders of any Senior Indebtedness and the Notes are not subordinated to the extent of the right of the holders to receive the benefits of the Marco's Stock as collateral.

     "SENIOR INDEBTEDNESS DEFAULT" shall mean a default in payment of the principal of or sinking fund installments, if any, due with respect to, fees in respect of or interest on, any Senior Indebtedness, or any default, or any event which, with notice or lapse of time or both, would constitute a default, in any other agreement, term or condition contained in any agreement under which any Senior Indebtedness is issued.

     "SUBSIDIARY" shall mean any Person of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock.

     15. WAIVERS: MODIFICATIONS OF AGREEMENT. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement or the Notes may be made, and compliance with any covenant or condition herein set forth may be omitted, if the Company (a) shall obtain from the holders of record of Notes aggregating not less than 51% of the aggregate principal amount of the Notes at the time outstanding (excluding the principal amount of the Notes owned by Ghulam M. Bombaywala) their consent thereto in writing and (b) shall deliver copies of such consent in writing to any such holders of record who did not execute the same; such consent, without limiting the foregoing, shall be effective to reduce the principal of or rate of interest payable on, or to postpone any date fixed for the payment of principal of or any installment of interest on, the Notes held by all holders, to increase the percentage specified in Section 11 hereof of the principal amount of the Notes the holders of which may, in accordance with the provisions of such
Section 11, accelerate the maturity of the Notes upon an Event of Default or to reduce the percentage of the principal amount of the Notes (or Restricted Common Stock) the consent of the holders of which shall be required under this
Section 15.

     16. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations, and warranties made herein and in the Notes and in any certificate delivered pursuant hereto shall survive any investigation made by you and the execution and delivery to you of the Notes to be purchased by you and your payment therefor.

     17. BROKERS; ISSUANCE TAXES. The Company will hold you free and harmless from any claim, demand, liability for, or expense in connection with, any brokers' or finders' fees or commissions claimed by any Person assertedly acting on behalf of the Company in connection with this Agreement or the transactions contemplated herein and taxes (excluding federal income taxes), if any, payable upon, or on account of, issuance of the Notes.

     18. GOVERNING LAW. This Agreement and the Notes are being delivered in the State of Texas and shall be governed by and construed according to the laws of the State of Texas.

     19. NOTICES. Any notice, consent, request, or other communication required or permitted hereunder shall be in writing and shall be deemed given when either (a) personally delivered to the intended recipient or (b) sent and delivered, by certified or registered mail, return receipt requested, addressed to the intended recipient as follows:

          if to the Company, to:   Watermarc Food Management Co.
                                   11111 Wilcrest Green, Suite 350
                                   Houston, Texas 77042;

                                   Attention: Chief Financial Officer


if to any of you, to the address given for such of you on Schedule 1 hereto; if to any other holder of a Note to the address of such holder given to the Company in accordance with Section 8; and if to any other holder of Restricted Common Stock, to the address of such holder as set forth in the stock transfer records of the Company. Any Person (other than the Company) may change the address to which notice is to be sent pursuant to the preceding sentence by giving notice of such new address to the Company in accordance with this
Section 19. The Company may change the address to which notice is to be sent hereunder by giving notice of such change, in accordance with this Section 19, to each Person against whom such change shall be effective. Any notice mailed as aforesaid shall, unless otherwise provided herein, be deemed given on the fifth day after deposited in the United States mail in accordance with the first sentence of this Section 19.

     20. PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     21. BUSINESS DAYS. Should any installment of the principal of or interest on any Note become due and payable upon a day other than a day on which national banks located in Houston, Texas, are open for the conduct of banking business, the maturity thereof shall be extended to the next succeeding day upon which such banks are open for the conduct of banking business and, in the case of an installment of principal, interest shall be payable thereon at the rate per annum specified in such Note during such extension.

     22. HEADINGS. The headings of the various sections and subsections hereof have been inserted for convenience of reference only and shall not be deemed to in any way modify any of the terms or provisions hereof.

     23. COUNTERPARTS. This Agreement may be signed by each party hereto upon a separate copy, in which event all of said copies shall constitute a single counterpart of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        If the foregoing is in accordance with your understanding, please sign the form of confirmation and acceptance on the enclosed counterpart of this Agreement and return the same to the Company, whereupon this Agreement shall be a binding agreement between you and the Company.

        EXECUTED this ________ day of _____________, 1997.

                                        WATERMARC FOOD MANAGEMENT CO.


                                        By:
                                           --------------------------------
                                           Ghulam M. Bombaywala, Chairman of
                                           the Board and Chief Executive
                                           Officer


The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.



-------------------------------------
            (Signature)




-------------------------------------
            (Print Name)

                                   SCHEDULE 1

                             SCHEDULE OF PURCHASERS

                                                      PRINCIPAL
                                                      AMOUNT OF       NUMBER OF
        NAME                       ADDRESS              NOTES         WARRANTS
-----------------------     --------------------      ---------       ---------
